PRESS RELEASE
FOR IMMEDIATE RELEASE
For further information, contact:

Gary Arnold                                  Fletcher Chamberlin
Chairman, President and C.E.O.               Investor Relations
Analogy, Inc.                                Harris Massey Herinckx
(503) 626-9700                               (503) 295-1922

ANALOGY REPORTS FISCAL FIRST QUARTER RESULTS

Beaverton, Oregon -- July 23, 1998 -- Analogy, Inc. (NASDAQ:ANLG) today announced its financial results for the first fiscal quarter ended June 30, 1998. As previously announced, the Company reported an operating loss for the quarter in addition to one-time restructuring charges.

Total revenue for the first quarter of fiscal 1999 was $5,412,000, an increase of 4% over the total for the first quarter of fiscal 1998 of $5,212,000. Product license revenue increased 3% to $2,834,000, and service and other revenue increased 5% to $2,578,000. The net loss in the fiscal 1999 first quarter was $3,155,000 or $0.34 per share, compared with a net loss of $943,000 or $0.10 per share in the first quarter a year ago. The fiscal 1999 first quarter includes restructuring charges of $557,000 as result of the Company's employment and expense reductions that were announced in June 1998.

"These results were expected, but they are still well below what we believe is the long-run capability for the Company," said Gary Arnold, chairman and president of Analogy. "The first quarter has generally been our weakest quarter of the year, and we do expect our quarterly revenues to improve as we go through the remainder of the fiscal year. After our disappointing fourth quarter last year, we have reduced our headcount and expenses to match our expectations for the coming year. We expect those reductions and the improving revenue prospects to return the Company to quarterly profitability later in this fiscal year."

The Company's expectations regarding future revenues and profitability stated above are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, without limitation, the receipt and timing of orders for the Company's products, the timing of sell-through by resellers, the lengthy sales cycles for the Company's products, the effect of the Asian economic situation, the impact of expense reductions on the Company, increased adoption of behavioral modeling design methodologies for mixed-signal and mixed-technology systems design, Analogy's ongoing ability to introduce new products and expand its markets, seasonal fluctuations in the Analogy's order patterns and competitive initiatives. The forward-looking statements should be considered in light of these risks and uncertainties.

Analogy Inc., founded in January 1985, develops and markets high performance software and model libraries for top-down design and behavioral simulation of mixed-signal and mixed-technology systems.

     (tables follow)

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ANALOGY, INC.
Consolidated Income Statement
(000, except per share data)
(unaudited)

                                               Quarter Ended
                                           6/30/98         6/30/97

Product license revenue                    $ 2,834        $ 2,751
Service and other revenue                    2,578          2,461
Total revenue                                5,412          5,212

Cost of product license revenue                520            551
Cost of service and other revenue              334            584
Total cost of revenue                          854          1,135

Gross profit                                 4,558          4,077

Research and development                     2,396          1,511
Sales and marketing                          3,604          3,088
General and administrative                     684            668
Amortization of intangibles                     92             92
Restructuring charges                          557              -

Total operating expenses                     7,333          5,359

Operating loss                              (2,775)        (1,282)

Other income (expense), net                   (202)            25

Loss before income tax                      (2,977)        (1,257)

Income tax expense (benefit)                   178           (314)

Net loss                                  $ (3,155)        $ (943)

Net loss per share
       Basic                               $ (0.34)       $ (0.10)
       Diluted                             $ (0.34)       $ (0.10)

Weighted average shares outstanding
       Basic                                 9,358          9,127
       Diluted                               9,358          9,127

ANALOGY, INC.
Consolidated Balance Sheet
(unadited)
(000)

                                           6/30/98         3/31/98
Cash and cash equivalents                 $  3,202        $  8,130
Accounts receivable, net                     4,506           3,946
Prepaid expenses                             1,140           1,160
Other assets                                 1,608           1,394
Total current assets                        10,456          14,630

Furniture, fixtures and equipment, net       3,544           3,811
Library costs, net                           4,091           3,924
Other assets, net                              560             610

Total assets                              $ 18,651        $ 22,975



Accounts payable and accrued expenses        1,580           1,895
Current portion of capital leases              401             536
Accrued salaries and benefits                2,164           2,726
Unearned revenue                             8,176           8,562
Total current liabilities                   12,321          13,719

Non-current portion of capital leases          508             454
Other liabilities                               98             107
Total long-term liabilities                    606             561

Common stock                                18,081          17,906
Foreign currency translation                  (196)           (205)
Accumulated deficit                        (12,161)         (9,006)

Total shareholders' equity                   5,724           8,695

Total liabilities and equity              $ 18,651        $ 22,975